Ex. 99.28(d)(32)(iii)

Amendment to JNL Series Trust
Investment Sub-Advisory Agreement Between
Jackson National Asset Management, LLC
and GQG Partners LLC

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (the “Adviser”), and GQG Partners LLC, a Delaware limited liability company and registered investment adviser (the “Sub-Adviser”).

Whereas, the Adviser and Sub-Adviser (the “Parties”) entered into an Investment Sub-Advisory Agreement dated the 25th day of September, 2017, as amended (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain funds (the “Funds”) of JNL Series Trust (the “Trust”), as listed on Schedule A of the Agreement.

Whereas, the Board of Trustees of the Trust has approved, and the Parties have agreed to amend the following sections of the Agreement, effective September 6, 2019: Section 2. “Services to be Rendered by the Sub-Adviser to the Trust”; Section 7. “Representations of Sub-Adviser”; and Section 14. “Termination of Agreement”.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	Sub-paragraph C., under Section 2. “Services to be Rendered by the Sub-Adviser to the Trust,” shall be deleted and replaced, in its entirety, with the following:

C. In furnishing services hereunder, the Sub-Adviser shall be subject to, and shall perform in compliance with the following, each as applicable to the services provided by the Sub-Adviser pursuant to this Agreement: (i) the Trust’s Agreement and Declaration of Trust, as the same may be modified or amended from time to time (“Declaration”); (ii) the By-Laws of the Trust, as the same may be modified or amended from time to time (“By-Laws”); (iii) the stated investment objectives, policies and restrictions of each Fund and other matters contained in the currently effective Prospectus and Statement of Additional Information of the Trust filed with the Securities and Exchange Commission (“SEC”), as the same may be modified, amended or supplemented from time to time (“Prospectus and SAI”); (iv) the Investment Company Act, the Advisers Act, the Commodity Exchange Act, as amended (“CEA”) and the rules under each, and all other federal and state laws or regulations applicable to the Trust and each Fund; (v) any applicable controlling foreign laws, regulations and regulatory requirements as set forth by applicable foreign regulatory agencies; (vi) the Trust’s compliance and other policies and procedures adopted from time to time by the Board; and (vii) the written instructions of the Adviser and the Board (except as to the voting of proxies).  Prior to the commencement of the Sub-Adviser’s services hereunder, the Adviser shall provide the Sub-Adviser with current copies of the Declaration, By-Laws, Prospectus and SAI, Fund compliance manual and other relevant policies and procedures that are adopted by the Board.  The Adviser undertakes to provide the Sub-Adviser with copies or other written notice of any amendments, modifications or supplements to any such above-mentioned document, and the Sub-Adviser shall be obligated to perform only in accordance with each such instruction or document and amendments, modifications or supplements thereto to the extent actually delivered to Sub-Adviser.

2)	Sub-paragraph L., under Section 2. “Services to be Rendered by the Sub-Adviser to the Trust,” shall be deleted and replaced, in its entirety, with the following:

L.
Consistent with its fiduciary duties to each Fund and on the Fund’s behalf, the Sub-Adviser is hereby appointed the Fund’s agent to exercise in its direction all rights and performs all duties with respect to the Fund’s right to vote (or refrain from voting), each Fund’s securities and exercise rights in corporate actions or otherwise in accordance with the Sub-Adviser’s proxy voting guidelines, as amended from time to time, which shall be provided to the Trust and the Adviser.  For the avoidance of doubt, the Sub-Adviser will have full discretion in this regard and the Adviser will not attempt to influence the Sub-Adviser’s voting decisions. The Sub-Adviser further agrees to report significant shareholdings for itself and on behalf of the Fund where required by local law.

3)	Sub-paragraph B., under Section 7. “Representations of Sub-Adviser,” shall be deleted and replaced, in its entirety, with the following:

B. The Sub-Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) to the best of its knowledge, has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment sub-adviser of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise.  The Sub-Adviser will also promptly notify the Trust and the Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation requesting information about any Fund that directly relates to or otherwise materially and adversely affects a Fund, at law or in equity, before or by any court, public board or body, involving the affairs of a Fund.  The Sub-Adviser represents that this Agreement does not violate any existing agreement between the Sub-Adviser and any other party.

4)	Section 14. “Termination of Agreement,” shall be deleted and replaced, in its entirety, with the following:

14. Termination of Agreement

This Agreement may be terminated at any time, without the payment of any penalty, by the Board, including a majority of the Independent Trustees, or by the vote of a majority of the outstanding voting securities of each Fund, on sixty (60) days’ written notice to the Adviser and the Sub-Adviser, or by the Adviser with the consent of the Board (including a majority of the Independent Trustees) or by Sub-Adviser on sixty (60) days’ written notice to the Trust and the other party.  This Agreement will automatically terminate, without the payment of any penalty, (i) in the event of its assignment (as defined in the Investment Company Act), or (ii) in the event the Investment Advisory and Management Agreement between the Adviser and the Trust is assigned (as defined in the Investment Company Act) or terminates for any other reason.  This Agreement will also terminate upon written notice to the other party that the other party is in material breach of this Agreement, unless the other party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after written notice.  Section 5 herein shall survive the termination of this Agreement.

5)	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

6)
Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

7)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Parties have caused this Amendment to be executed, effective September 6, 2019.

Jackson National Asset Management, LLC		GQG Partners, LLC

By:	/s/ Mark D. Nerud	By:	/s/ Gregory J. Lyons
Name:	Mark D. Nerud	Name:	Gregory J. Lyons
Title:	President and CEO	Title:	General Counsel